PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
File No. 333–146546

JAZZ TECHNOLOGIES, INC.

3,264,952 Shares

This prospectus is being used in connection with the offering from time to time by the selling securityholders of up to 3,264,952 shares of our common stock, par value $0.0001 per share. 1,249,998 of these shares were purchased by the selling securityholders in private transactions on February 15, 2007. 2,014,954 of the shares were issued to Acquicor Management, LLC on August 26, 2005.

The selling securityholders may offer the securities from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. You should read the prospectus carefully before  you invest.

We will not be entitled to any of the proceeds from the sale of the securities.

Our common stock is traded on the American Stock Exchange under the symbol “JAZ.”  As of October 23, 2007, the market price of our common stock was $2.80.  You are urged to obtain current market quotations for our securities.

Investing in our securities involves risks and uncertainties. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus and under similar headings in each prospectus supplement and the other documents that are incorporated in this prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 24, 2007.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and on the information contained in any prospectus supplements. We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus or such supplements. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, and the information in any prospectus supplement is accurate only as of the date of such supplement, regardless of the time of delivery of this prospectus or any such supplement or any sale of our securities.

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FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•                  discuss future expectations;

•                  contain projections of future results of operations or financial condition; or

•                  state other “forward-looking” information.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•                  the amount of cash on hand available to us;

•                  our business strategy;

•                  new and enhanced channels of distribution;

•                  purchase of raw materials at levels to meet forecasted demand;

•                  anticipated product enhancements or releases;

•                  outcomes of government reviews, inquiries, investigations and related litigation;

•                  continued compliance with government regulations;

•                  legislation or regulatory environments, requirements or changes adversely affecting the business in which we are engaged;

•                  fluctuations in customer demand;

•                  management of rapid growth; and

•                  general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included or incorporated herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

You should be aware that the occurrence of the events described in the “Risk Factors” portion of this prospectus, the documents incorporated herein and our other SEC filings could have a material adverse effect on our business, prospects, financial condition or operating results.

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PROSPECTUS SUMMARY

This summary contains basic information about us and our common stock. Because it is a summary, it is not complete and it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the information incorporated by reference herein, especially the risks of investing in our securities described under the caption entitled “Risk Factors” and our financial statements and the related notes incorporated in this prospectus by reference, before making an investment decision.

JAZZ TECHNOLOGIES, INC.

We are an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. We believe our specialty process technologies attract customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Our customers’ analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Our customers include Skyworks Solutions, Inc., Conexant Systems, Inc., Marvell Technology Group Ltd., RF Micro Devices, Inc., Freescale Semiconductor, Inc., Airoha Technology Corp., Xceive Corporation and Mindspeed Technologies, Inc.

We were organized as a Delaware blank check company in August 2005 by Gilbert F. Amelio, Ph. D., Ellen M. Hancock and Steve Wozniak for the purpose of acquiring one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors. On February 16, 2007, we consummated the acquisition of Jazz Semiconductor, Inc., or Jazz Semiconductor, pursuant to an Agreement and Plan of Merger among us, Joy Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, Jazz Semiconductor and TC Group, L.L.C., as stockholders’ representative, whereby Joy Acquisition Corp. merged with and into Jazz Semiconductor with Jazz Semiconductor becoming our wholly-owned subsidiary.

A summary of our business and operations, including the business and operations of Jazz, is included in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our subsequent filings made with the Securities and Exchange Commission (“SEC”), which are incorporated herein by reference.

Our executive offices are located at 4321 Jamboree Road, Newport Beach, California 92660 and our telephone number is (949) 435-8000.

RISK FACTORS

Before you buy our securities, you should know that making such an investment involves significant risks, including the risks described below. You should carefully consider the factors described below in addition to the remainder of this prospectus and the information incorporated by reference before purchasing our securities. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

As used in this section, “we,” “us,” “our,” the “Company” and words of similar import refer to Jazz Technologies, Inc. and, except where the context otherwise requires, our consolidated subsidiary, Jazz Semiconductor, Inc., “Jazz Technologies” refers solely to Jazz Technologies, Inc. and not Jazz Semiconductor, Inc., and “Jazz” refers solely to Jazz Semiconductor, Inc.

Risks Related to Our Business and Industry

We currently depend on Jazz Semiconductor’s spin-off customers, Conexant Systems, Inc. and Skyworks Solutions, Inc., for a significant portion of our revenues. A reduction in business from either one of these customers would adversely affect our revenues and could seriously harm our  business.

For 2005, 2006 and the first two quarters of 2007, Conexant Systems, Inc. and Skyworks Solutions, Inc., an entity that resulted from the spin-off of Conexant’s wireless division and subsequent merger with Alpha Industries, Inc., Jazz Semiconductor’s spin-off customers, together accounted for 60.5%, 38.9% and 37.9% of Jazz Semiconductor’s revenues, respectively (which includes the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement described further below). We expect that we will continue to be dependent upon these spin-off customers for a significant portion of our revenues for the foreseeable future. Jazz Semiconductor entered into wafer supply agreements with Conexant and Skyworks; however, the minimum purchase requirements under those agreements terminated in March 2005. Jazz Semiconductor and Conexant agreed to terminate Conexant’s wafer supply agreement as of June 26, 2006. The initial term of the Skyworks wafer supply agreement expired in March 2007. We expect that as Conexant and Skyworks transition from their current designs to next generation designs, particularly with respect to designs based on standard process technologies, their business with us will decline significantly unless we capture a significant portion of their new designs based on specialty process technologies. Jazz Semiconductor has licensed back to Conexant certain patent and intellectual property rights to make Conexant products. Conexant may use this license to have its products produced for it by third party manufacturers, rather than us. Jazz Semiconductor’s revenues from each of Conexant and Skyworks declined in 2006 and we expect that they will continue to decline over the long term. In connection with the termination of the Conexant wafer supply agreement, Jazz Semiconductor agreed to issue 7,583,501 shares of its common stock to Conexant and to forgive $1.2 million owed to Jazz Semiconductor by Conexant for reimbursement of property taxes previously paid by Jazz Semiconductor. In addition, Jazz Semiconductor agreed, under certain circumstances to issue additional shares of its common stock so that the aggregate value of the common stock received by Conexant equaled $16.3 million. This wafer supply termination agreement was subsequently amended in connection with the execution of the merger agreement relating to the acquisition of Jazz Semiconductor to provide for the repurchase of such shares immediately prior to the completion of the merger and the termination of the obligation to issue additional shares for an aggregate consideration of $16.3 million in cash. Loss or cancellation of business from, significant changes in deliveries to, or decreases in the prices of services sold to, either one of these customers has, in the past, significantly reduced Jazz Semiconductor’s revenues for a reporting period and could, in the future, harm our margins, financial condition and business.

We may not be successful in continuing to add new customers or in securing significant volume from new and existing customers.

In order to be successful under our business plan, we need to continue to add new customers whose products use our specialty process technologies and to generate significant revenues from those customers. We cannot assure you that we will be able to attract new customers or generate significant revenues from existing or new customers in the future. The sales cycle for our services is long and requires us to invest significant resources as we work with each potential customer, without assurance of sales to that potential customer. Currently none of our significant customers has an obligation to purchase a minimum number of wafers from us.

When a new or existing customer decides to design a specific semiconductor using one of our processes, we define this as a design win. The period between design win and volume production for a successful product design often takes between eight and 26 months. Due in part to the length of this process, we cannot assure you that a given design will actually be implemented in our customer’s product and result in commercial orders or generate any revenues. The customer may decide to put on hold or abandon a product incorporating a design win for one or a combination of reasons such as lack of market demand, budgetary or resource constraints, and development of a superior, competitive product. If we are not successful in adding new customers who use our specialty process technologies, do not secure new design wins with new or existing customers, or do not convert design wins with new and existing customers into revenue generating products, our revenues and results of operations will be harmed.

Our business plan is premised on the increasing use of outsourced foundry services by both fabless semiconductor companies and integrated device manufacturers for the production of semiconductors using specialty process technologies. Our business will not be successful if this trend does not continue to develop in the manner we expect.

We operate as an independent semiconductor foundry focused primarily on specialty process technologies. Our business model assumes that demand for these processes within the semiconductor industry will grow and will follow the broader trend towards outsourcing foundry operations. Although the use of foundries is established and growing for standard complementary metal oxide semiconductor processes, the use of outsourced foundry services for specialty process technologies is less common and may never develop into a significant part of the semiconductor industry. If fabless companies and vertically integrated device manufacturers opt not to, or determine that they cannot, reduce their costs or allocate resources and capital more efficiently by accessing independent specialty foundry capacity, the manufacture of specialty process technologies may not follow the trend of standard complementary metal oxide semiconductor processes. If the broader trend to outsourced foundry services does not prove applicable to the specialty process technologies we intend to target, our business and results of operations will be harmed.

If we cannot compete successfully in the highly competitive foundry segment of the semiconductor industry, our business will suffer.

We compete internationally and domestically with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation, Semiconductor Manufacturing International Corporation and Chartered Semiconductor Manufacturing Ltd., which, in addition to providing leading edge complementary metal oxide semiconductor process technologies, also have capacity for some specialty process technologies. We also compete with integrated device manufacturers that have internal semiconductor manufacturing capacity or foundry operations, such as IBM. In addition, several new dedicated foundries have commenced operations and may compete directly with us. Many of our competitors have higher capacity, longer operating history, longer or more established relationships with their customers, superior research and development capability and greater financial and marketing resources than us. As a result, these companies may be able to compete more aggressively over a longer period of time than us.

IBM competes in both the standard complementary metal oxide semiconductor segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. Taiwan Semiconductor Manufacturing Company publicly announced in 2001 that it planned to use the 0.18 micron or greater silicon germanium bipolar complementary metal oxide semiconductor process technologies that it licensed from Conexant at that time to accelerate its own foundry processes for the networking and wireless communications markets. In the event Taiwan Semiconductor Manufacturing Company or other dedicated foundries determine to focus their business on these processes, they will compete directly with us in the specialty process market, and such competition could harm our business.

As our competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity during the next several years. As specialty capacity increases there may be more competition and pricing pressure on our services, and underutilization of our capacity may result. Any significant increase in competition or pricing pressure may erode our profit margins, weaken our earnings or increase our losses.

In addition, some semiconductor companies have advanced their complementary metal oxide semiconductor designs to 90 nanometer or smaller geometries. These smaller geometries may provide the customer with performance and integration features that may be comparable to, or exceed, features offered by our specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Our specialty processes will therefore compete with these processes for customers and some of our potential and existing customers could elect to design these advanced complementary metal oxide semiconductor processes into their next generation products. We are not currently capable of internally manufacturing at 90 nanometer or smaller geometries and are currently dependent on third parties to meet our customers’ demands for these smaller geometries. If our potential or existing customers choose to design their products using these advanced complementary metal oxide semiconductor processes, our business may suffer.

Our ability to compete successfully may depend to some extent upon factors outside of our control, including general industry and economic trends, import and export controls, exchange controls, exchange rate fluctuations, interest rate fluctuations and political developments. If we cannot compete successfully in our industry, our business and results of operations will be harmed.

We have incurred a significant amount of debt, which may limit our ability to fund general corporate requirements and obtain additional financing, limit our flexibility in responding to business opportunities and competitive developments and increase our vulnerability to adverse economic and industry conditions.

We have incurred a substantial amount of indebtedness to finance the acquisition of Jazz Semiconductor, related transaction costs and deferred underwriting fees and fund our operations going forward. In December 2006, we issued $166.8 million aggregate principal amount of convertible senior notes in private placements. In addition, we have entered into an agreement with Wachovia Capital Finance Corporation with respect to a three-year senior secured revolving credit facility in an amount of up to $65 million, although as of June 29, 2007, we have incurred no debt under the senior secured credit facility. As a result of the substantial fixed costs associated with the convertible senior notes and the potential for additional substantial fixed costs in the event we incur significant debt under the Wachovia credit facility, we expect that:

•      a decrease in revenues will result in a disproportionately greater percentage decrease in earnings;

•      we may not have sufficient liquidity to fund all of these fixed costs if our revenues decline or costs increase;

•      we may have to use our working capital to fund these fixed costs instead of funding general corporate requirements, including capital expenditures; and

•      we may not have sufficient liquidity to respond to business opportunities, competitive developments and adverse economic conditions.

These debt obligations may also impair our ability to obtain additional financing, if needed. Our indebtedness under the senior secured revolving credit facility is secured by substantially all of our assets, leaving us with limited collateral for additional financing. Moreover, the terms of our indebtedness under the senior secured revolving credit facility restrict our ability to take certain actions, including the incurrence of additional indebtedness, mergers and acquisitions, investments and asset sales. Our ability to pay the fixed costs associated with our debt obligations will depend on our operating performance and cash flow, which in turn depend on general economic conditions and the semiconductor market. A failure to pay interest or indebtedness when due could result in a variety of adverse consequences, including the acceleration of our indebtedness. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness or otherwise cover our fixed costs.

Decreases in demand and average selling price for end-user applications of our customers’ products may decrease demand for our services and may result in a decrease in our revenues and results of operations.

The vast majority of our revenues are derived from customers who use our services to produce semiconductors for use in the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Any significant decrease in the demand for end-user applications within these end markets will also result in decreased demand for our customers’ products. Our customer base is highly concentrated and variations in orders from these customers, including Jazz Semiconductor’s spin-off and post-spin-off customers, tend to vary significantly by customer based upon that customer’s inventory levels of electronic systems and semiconductors, changes in end-user demand for that customer’s product, product obsolescence and new product development cycles. If demand for semiconductors manufactured using our services decreases, the demand for our services will also decrease, which may result in a decrease in our revenues and earnings. In addition, the historical and continuing trend of declining average selling prices of end-user applications places pressure on the prices of the components that go into these end-user applications. If the average selling prices of end-user applications continue to decrease, the pricing pressure on components produced by us for our customers may lead to a reduction of our revenues and earnings.

If we are not able to continue transitioning our product mix from standard complementary metal oxide semiconductor process technologies to specialty process technologies, our business and results of operations may be harmed.

Since Jazz Semiconductor’s separation from Conexant, it has focused its research and development and marketing efforts primarily on specialty process technologies and adding new customers. These specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide semiconductor processes and double-diffused metal oxide semiconductor processes. We anticipate that any growth in our business will primarily result from these technologies, particularly from post-spin-off customers. During 2005, 2006 and the first six months of 2007, Jazz Semiconductor derived 62.3%, 79.2% and 78.6%, respectively, of its revenues from specialty process technologies and 37.7%, 20.8% and 21.4%, respectively, of its revenues from standard complementary metal oxide semiconductor processes (which includes the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement). To be competitive, reduce this historical dependence on standard process technologies and successfully implement our business plan, we will need to increase our percentage of revenues derived from specialty processes technologies. In order to expand and diversify our customer base, we need to identify and attract customers who will use the specialty process technologies we provide. We cannot assure you that demand for our specialty process technologies will increase or that we will be able to attract customers who use them. Some of the large dedicated foundries offer standard process technologies that support 90 nanometer or smaller geometries that may provide customers with performance and integration features that may be comparable to, or exceed, features offered by our specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. If we are not able to increase our percentage of revenues from specialty process technologies, our business and results of operations may be harmed.

In addition, there are significantly more providers of foundry services for standard complementary metal oxide semiconductor processes than specialty process technologies, and consequently much greater competition. Because we intend to continue to focus on specialty process technologies, we do not plan to invest in the research and development of more advanced standard complementary metal oxide semiconductor processes. As standard complementary metal oxide semiconductor process technologies continue to advance, we will not remain competitive in these process technologies. If our current customers switch to another foundry for standard complementary metal oxide semiconductor process technologies at a rate that is greater than our ability to increase our revenues from our specialty process technologies, our business and results of operations will be harmed.

We are dependent on the highly cyclical semiconductor market, which has experienced significant and sometimes prolonged downturns and overcapacity. A significant or prolonged downturn in this industry would cause our revenues, earnings and margins to decline, potentially more significantly than declines for integrated device manufacturers, because such manufacturers may reduce their purchases from foundries before reducing their own internal capacity and they may make additional capacity available on a foundry basis.

Our business is dependent upon market conditions in the highly cyclical semiconductor industry. Downturns in this industry may lead to reduced demand for our services, increased pricing pressure and variations in order levels from our customers that may directly result in volatility in our revenues and earnings. From time to time, the semiconductor industry has experienced significant, and sometimes prolonged, downturns. Historically, companies in the semiconductor industry have aggressively expanded their manufacturing capacity during periods of increased demand, as was the case in 2000. As a result, periods of overcapacity in the semiconductor industry have frequently followed periods of increased demand. Starting in the first quarter of 2001, the semiconductor industry experienced a significant downturn due to a number of factors, including a slowdown in the global economy, oversupply and overcapacity in the semiconductor industry and a worldwide inventory adjustment. Due to the significant downturn in the industry, most, if not all, integrated device manufacturers that had previously begun purchasing wafer fabrication services from foundries reduced purchases from such foundries, and many integrated device manufacturers allocated a portion of their internal capacity to contract production of semiconductor wafers for others, particularly fabless companies that we also target as customers.

Any increase in the portion of internal capacity allocated to contract production of semiconductor wafers for others by integrated device manufacturers or any significant downturn in our customers’ markets or in general economic conditions would also likely result in a reduction in demand for our services. Any reduction in demand for our services may force us to operate at significantly less than full capacity or idle our fab for a period of time. This would reduce our margins and harm our financial condition and results of operations. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods.

Jazz Semiconductor has experienced net losses during its limited history operating as an independent company and we may not be able to achieve or sustain profitability.

Since the inception of Jazz Semiconductor’s business on March 12, 2002, it has incurred cumulative net losses through June 29, 2007 of approximately $74.3 million. While Jazz Semiconductor achieved net income for some quarters, it predominantly incurred net losses in its reported results of operations and may continue to do so in the future. We cannot assure you that we will be able to achieve or sustain profitability on a quarterly or annual basis in the future. If we are not able to achieve or sustain profitability, our stock price may decline.

Jazz Semiconductor’s historical financial performance may not be indicative of our future results.

Since Jazz Semiconductor’s inception, a significant majority of its revenues have been derived from its spin-off customers, and a large percentage of its revenues have primarily been derived from products manufactured using standard complementary metal oxide semiconductor processes that are no longer the focus of its business. As customers design their next generation products for smaller geometry complementary metal oxide semiconductor processes, they may look to other foundries to provide their requisite manufacturing capacity. As a result, it is unlikely that we will continue to generate the same level of revenues from our standard complementary metal oxide semiconductor processes in the future as we shift our focus and operations to our more specialized processes: advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide semiconductor processes and double-diffused metal oxide semiconductor processes.

The pro forma financial statements contained in our SEC filings are not an indication of our actual financial condition or results of operations following the merger with Jazz Semiconductor.

The pro forma financial statements contained in our SEC filings, including in the proxy statement relating to stockholder approval of our acquisition of Jazz Semiconductor and our current report on Form 8-K filed in connection with the consummation of our acquisition of Jazz Semiconductor, are not an indication of our actual financial condition or results of operations following the merger with Jazz Semiconductor. The pro forma financial statements have been derived from our and Jazz Semiconductor’s historical financial statements and many adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, our actual financial condition and results of operations following the merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, our actual earnings per share, which is referred to as EPS, following the merger may decrease below that reflected in the pro forma financial information for several reasons. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our actual EPS following the merger.

We expect our operating results to fluctuate from quarter-to-quarter and year-to-year, which may make it difficult to predict our future performance and could cause our stock price to fluctuate and decline.

Our revenues, expenses and results of operations are difficult to predict, have varied significantly in the past and will continue to fluctuate significantly from quarter-to-quarter and year-to-year in the future due to a number of factors, many of which are beyond our control. A significant portion of our overall costs are fixed, so reductions in demand for our services or changes in the mix of products towards standard complementary metal oxide semiconductor products, which typically have lower selling prices, or a greater weighting of revenues from Jazz Semiconductor’s spin-off customers, which typically have lower margins than revenues from new customers, can have a negative effect on our results of operations, as we have limited ability to reduce costs to respond to revenue declines. We expect fluctuations in our revenues, expenses and results of operations to continue for a number of reasons, including:

•      the level of utilization and yield of our manufacturing facility;

•      slow or negative growth in the markets served by our customers;

•      the loss of a key customer or a significant portion of our business;

•      the rescheduling or cancellation of large orders by our customers, the deferral of shipment of our finished products to customers, or the failure of a customer to pay us in a timely manner;

•      unanticipated delays or problems in introducing new products by us or our customers;

•      shifts by integrated device manufacturers between internal and outsourced production;

•      our or our competitors’ new product, service or technological offerings;

•      changes in our pricing policies or the pricing policies of our competitors;

•      the mix of process technologies used at our and our manufacturing suppliers’ facilities;

•      rescheduling or cancellation of planned capital expenditures, or actual capital expenditures exceeding planned capital expenditures;

•      costs related to possible acquisitions of technologies or businesses;

•      customer concessions, or returns of wafers due to quality or reliability issues; and

•      changes in foreign currency exchange rates.

Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter-to-quarter or year-over-year comparisons to predict our future financial performance. Unfavorable changes in any of the above factors may seriously harm our business, financial condition and results of operations.

Most of our customers do not place purchase orders far in advance, which makes it difficult for us to predict our future revenues, adjust production costs and allocate capacity efficiently on a timely basis.

Most of our customers generally place purchase orders only three to four months before shipment. Most of our customers are also generally able to cancel or delay the delivery of orders on short notice. In addition, due to the cyclical nature of the semiconductor industry, our customers’ purchase orders have varied significantly from period to period. As a result, we do not typically operate with any significant backlog. The lack of significant backlog and the limited certainty of customer orders can make it difficult for us to forecast our revenues in future periods and allocate our capacity efficiently. Moreover, our expense levels are based in part on our expectations of future revenues and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls.

Our ability to achieve and maintain profitability depends significantly on our ability to obtain high capacity utilization and fab yields at our Newport Beach, California fab.

Our ability to achieve and maintain profitability depends significantly on our ability to:

•      obtain high capacity utilization at our Newport Beach, California fab, which is measured by the level of its production activity in relation to its available production capacity;

•      continuously maintain and improve our fab yield, which is the number of wafers completed that meet certain acceptance criteria, expressed as a percentage of total wafers started; and

•      continuously maintain and improve our manufacturing yield, which is the percentage of functioning die on a wafer, expressed as a percentage of total die per wafer.

During periods of lower capacity utilization, fab yield and manufacturing yield, we manufacture and sell fewer wafers over which to allocate our fixed costs. Because a large percentage of our costs are fixed, this can significantly and adversely affect our gross margins and our ability to achieve and maintain profitability. While high capacity utilization rates are a significant contributor to our ability to achieve profitability, numerous other factors also affect our operating results and our ability to achieve profitability. Accordingly, we cannot assure you that if we achieve high capacity utilization rates we will be profitable. We have in the past and may in the future achieve high capacity utilization rates in a quarter but still experience net losses in that quarter due to unrelated factors, such as one-time merger-related expenses and write-offs.

Our Newport Beach, California fab yields and manufacturing yields also directly affect our ability to attract and retain customers, as well as the price of our services. If we are unable to achieve high capacity utilization and continuously maintain or improve our yields, our margins may substantially decline and our business and results of operations may be harmed.

We may not be able independently to develop or secure on commercially reasonable terms critical process technology, which may result in our loss of customers and market share and may cause us to incur an investment obligation or give up rights.

Enhancing our manufacturing process technologies is critical to our ability to provide services for our customers. The semiconductor industry and the process technologies used are constantly changing. If we do not anticipate these changes in process technologies and rapidly develop innovative technologies, or secure on commercially reasonable terms the rights to use critical process technology developed by others, we may not be able to provide specialty foundry services on competitive terms. If we are unable to maintain the ability to provide specialty foundry services on competitive terms, some of our customers may use the services of our competitors instead of our services.

In addition, our research and development efforts are focused primarily on upgrading our specialty process technologies and developing advanced specialty process technologies for new applications. Many other foundries continue to invest significant amounts in the research and development of standard process technologies. For example, some foundries have developed standard process technologies of 90 nanometer or smaller geometries that may provide customers with performance and integration features that may be comparable to, or exceed, features offered by our specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. We are not currently capable of internally manufacturing at 90 nanometer or smaller geometries and are currently dependent on third parties to meet our customers’ demands for these smaller geometries. As a result, we expect that we will need to offer, on an ongoing basis, increasingly advanced and cost-effective specialty process technologies prior to these or comparable technologies and processes being offered by our competitors. If we are unable to continue transitioning our product mix from standard process technologies to specialty process technologies and our standard process technologies are unable to compete in the marketplace, we will lose market share and our revenues are likely to decline.

We intend to expand our operations, which may strain our resources and increase our operating expenses, and if we expand our business through acquisitions or strategic relationships we may not be able to integrate them successfully in a cost-effective and non-disruptive manner.

Our success depends on our ability to expand our operating capacity and to enhance our process technologies in response to changing customer demands, competitive pressures and technologies. We may expand our capacity and enhance our process technologies, both domestically and internationally, through internal growth, strategic relationships or acquisitions. As we expand our capacity, broaden our customer base or increase the breadth of specialty process technologies that we offer, our management resources may become constrained, we may not adequately be able to service our customers and our business may be harmed. We may determine that it is necessary to grow our business through acquisitions and strategic relationships. We cannot assure you that we will be successful in reaching agreements to acquire other businesses or to enter into strategic relationships or, if such agreements are reached, that their terms will be favorable to us. Even if we complete acquisitions or enter into strategic relationships we may not be successful in integrating the acquisition or adapting our business to the strategic relationship. Integrating any business or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract our management. If we are unable to integrate any acquired businesses or technologies effectively, our business will suffer. We also expect that any expansion of our business will strain our systems and operational and financial controls. In addition, we are likely to incur significantly higher operating costs. To manage our growth effectively, we must continue to improve and expand our systems and controls. If we fail to do so, our growth will be limited. Many of our officers have limited experience in managing large or rapidly growing businesses. Further, many of our officers have limited experience managing companies through acquisitions. If we fail to effectively manage our planned expansion of operations, our business and results of operations may be harmed.

If we fail to adequately protect our intellectual property rights, we may lose valuable assets, experience reduced revenues and incur costly litigation to protect our rights.

We depend in part on patents and other intellectual property rights covering our design and manufacturing processes. We hold patents and patent licenses and we intend to continue to seek patents on our inventions relating to product designs and manufacturing processes. The process of seeking patent protection can be long and expensive, however, and we cannot guarantee that all of our currently pending or future applications will result in issued patents. Even if patents are issued, they may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage. Because patent and other intellectual property litigation is costly and unpredictable, our attempts to protect our rights or to defend ourselves against claims made by others could impose high costs and risks on our business. Litigation, whether successful or unsuccessful, could result in substantial costs and diversion of management resources, either of which could seriously harm our business and results of operations.

A portion of our intellectual property is also used by our manufacturing suppliers in China, a country in which we currently have no issued patents. In addition, effective intellectual property enforcement may be unavailable or limited in some foreign countries. It may be difficult for us to protect our intellectual property from misuse or infringement by other companies in these countries. We expect this to become a greater risk for us as we seek to increase our use of manufacturing capacity in China, which provides less protection for intellectual property than does the United States. Our inability to enforce our intellectual property rights, and the inability of our manufacturing suppliers to enforce their intellectual property rights in some countries, especially China, may harm our business and results of operations.

If we are subject to a protracted infringement claim or one that results in significant damage awards, our results of operations may be adversely affected.

Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States until they are either published or granted. Due to the complexity of the technology used and the multitude of patents, copyrights and other overlapping intellectual property rights, the semiconductor industry is characterized by frequent litigation regarding patent, trade secret, copyright and other intellectual property rights. It is common for patent owners to assert their patents against semiconductor manufacturers. From time to time we receive communications from third parties asserting that their patents cover certain of our technologies and alleging infringement of their intellectual property rights. We expect that we will continue to receive such communications in the future. As a result, we engage in discussions from time to time concerning the licensing of third party technology or cross-licensing such technology and its technology. We cannot assure you that we will be successful in reaching agreements to license or cross-license a third party’s intellectual property or, if such agreements are reached, that their terms will be favorable to us. In the event any third party were to make a successful claim against us or our customers that we or our customers have misappropriated their trade secrets or infringed on their patents, copyrights or other intellectual property rights, we or our customers could be required to:

•      seek to acquire licenses, which may not be available on commercially reasonable terms, if at all;

•      discontinue using certain process technologies, which could cause us to stop manufacturing selling, offering to sell, using or importing certain products;

•      pay substantial monetary damages; and

•      seek to develop non-infringing technologies, which may not be feasible.

In addition, third parties, some of which are potential competitors, may initiate litigation against our manufacturing suppliers, alleging infringement of their proprietary rights with respect to existing or future materials, processes or equipment. In the event of a successful claim of infringement and the failure or inability to license or independently develop alternative, non-infringing technology on a timely basis by us or our manufacturing suppliers, we may be unable to obtain sufficient manufacturing capacity or offer competitive products. As a result, our product portfolio would be limited, and we would experience increased expenses.

Any one of these developments could place substantial financial and administrative burdens on us and hinder our business. We may not have sufficient resources to defend ourselves or our customers against litigation. If we fail to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could hurt our reputation in our industry and prevent us from manufacturing particular products or applying particular process technologies, which could reduce our opportunities to generate revenues. As a result, our business, operating results and financial condition could be significantly harmed.

The international nature of our business exposes us to financial and regulatory risks.

A significant portion of our planned manufacturing capacity, as well as our ability to provide assembly and test services through subcontractors, is derived from our international relationships with manufacturers and others, particularly in Asia. We have an established office in Asia and are seeking to expand our global presence by opening additional offices, particularly in Asia and Europe. To date, we do not have significant sales in foreign countries. If we are successful in expanding our global presence, we will be more significantly exposed to risks associated with international operations. International operations are subject to a number of risks, including the following:

•      political and economic instability, international terrorism and anti-American sentiment;

•      laws and business practices favoring local companies;

•      withholding tax obligations on license revenues that we may not be able to offset fully against our U.S. tax obligations, including the further risk that foreign tax authorities may re-characterize license fees or increase tax rates, which could result in increased tax withholdings and penalties;

•      the timing and availability of export licenses and permits;

•      tariffs and other trade barriers;

•      difficulties in collecting accounts receivable;

•      currency exchange risks;

•      burdens and costs of compliance with a variety of foreign laws;

•      less effective protection of intellectual property than is afforded to us in the United States; and

•      difficulties and costs of staffing and managing foreign operations.

In addition, the United States or foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country. The geographical distance between the United States, Asia and Europe also creates a number of logistical and communication challenges. We cannot assure you that we will not experience any serious harm in connection with our international operations.

Failure to comply with governmental regulations by us, our manufacturing suppliers or our customers could reduce our sales or require design modifications.

The semiconductors we produce and the export of technologies used in our manufacturing processes may be subject to U.S. export control and other regulations as well as various standards established by authorities in other countries. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic foreign regulatory approvals or certificates could materially harm our business by reducing our production capacity, requiring modifications to our processes that we license to our foreign manufacturing suppliers, or requiring unacceptable modifications to the products of our customers. If controlled, neither we nor our customers may export such products without obtaining an export license. In addition, we depend on our manufacturing suppliers in China for a significant portion of our planned manufacturing capacity, and export licenses may be required in order for us to transfer technology related to our manufacturing processes to our foreign manufacturing suppliers. These restrictions may make foreign competitors facing less stringent controls on their processes and their customers’ products more competitive in the global market than us or our customers are. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised.

Our manufacturing suppliers in China are subject to extensive government regulation, which can lead to uncertainty.

Advanced Semiconductor Manufacturing Corporation, or ASMC, and Shanghai Hua Hong NEC Electronics Co., Ltd., or HHNEC, which we refer to as our manufacturing suppliers, are located in China. We currently rely on ASMC and HHNEC for approximately 10% of our manufacturing capacity and expect that we could be dependent upon these manufacturers for approximately 10% to 20% of our future manufacturing capacity in the next two years. The Chinese government has broad discretion and authority to regulate the technology industry in China. China’s government has also implemented policies from time to time to regulate economic expansion in China. The economy of China has been transitioning from a planned economy to a market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industrial development. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. New regulations or the readjustment of previously implemented regulations could require us and our manufacturing suppliers to change our business plan, increase our costs or limit our ability to sell products and conduct activities in China, which could adversely affect our business and operating results.

In addition, the Chinese government and provincial and local governments have provided, and continue to provide, various incentives to domestic companies in the semiconductor industry, including our manufacturing suppliers and competitors, in order to encourage development of the industry. Such incentives include tax rebates, reduced tax rates, favorable lending policies and other measures. Any of these incentives could be reduced or eliminated by governmental authorities at any time. Any such reduction or elimination of incentives currently provided to us or our manufacturing suppliers could adversely affect our business and operating results.

A significant portion of our workforce is unionized, and our operations may be adversely affected by work stoppages, strikes or other collective actions which may disrupt our production and adversely affect the yield of our fab.

A significant portion of our employees at our Newport Beach, California fab are represented by a union and covered by a collective bargaining agreement that expires in 2008. We cannot predict the effect that continued union representation or future organizational activities will have on our business. Conexant experienced a work stoppage at our Newport Beach, California fab in 1998. We cannot assure you that we will not experience a material work stoppage, strike or other collective action in the future, which may disrupt our production and adversely affect our customer relations and operational results.

If we are unable to collaborate successfully with electronic design automation vendors and third-party design service companies to meet our customers’ design needs, our business could be harmed.

We have established relationships with electronic design automation vendors and third-party design service companies. We work together with these vendors to develop complete design kits that our customers can use to meet their design needs using our process technologies. Our ability to meet our customers’ design needs successfully depends on the availability and quality of the relevant services, tools and technologies provided by electronic design automation vendors and design service providers, and on whether we, together with these providers, are able to meet customers’ schedule and budget requirements. Difficulties or delays in these areas may adversely affect our ability to attract customers, and thereby harm us.

Our recent reduction in workforce may adversely affect the morale and performance of our personnel, our ability to hire new personnel and our operations.

Our March 2007 workforce reduction may reduce employee morale and may create concern among existing employees about job security, which may lead to increased attrition or turnover. As a result of these factors, our remaining personnel may decide to seek employment with more established companies or with smaller, private companies, and we may have difficulty attracting new personnel that we might wish to hire in the future.

We depend on key personnel, and we may not be able to retain, hire and integrate sufficient qualified personnel to maintain and expand our business.

Our success, including our ability to integrate the business of Jazz Semiconductor, depends to a significant extent upon our key senior executives and research and development, engineering, finance, marketing, sales, manufacturing, support and other personnel. Our employment relationship with each of our executive officers is at-will, and accordingly any of our executive officers could choose to terminate their employment with us at any time. In addition, while certain key employees of Jazz Semiconductor executed employment agreements in connection with the merger, these employment agreements are at-will and these key employees can also terminate their employment with us at any time. Many of these individuals have been with us for several years and have developed specialized knowledge and skills relating to our technology and lines of business. The unexpected loss of the services of one or more of these executives or other key personnel could adversely affect our ability to integrate our business after the merger. We do not carry key person insurance on any of our executives or other key personnel.

Our success also depends upon our ability to continue to attract, retain and integrate qualified personnel, particularly engineers and finance personnel. The competition for these employees is intense and we cannot assure you that we will be able to secure the services of enough qualified personnel, or do so at a reasonable cost, for our business to succeed. If we fail to retain, hire, train and integrate qualified employees, we will not be able to maintain and expand our business.

Prior to the merger with Jazz Semiconductor, Jazz Technologies did not have any operations and Jazz Semiconductor never operated as a public company. Fulfilling our obligations as a public company going forward will be expensive and time consuming.

Prior to the merger, Jazz Semiconductor, as a private company, had not been required to document and assess the effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Jazz Semiconductor does not currently have an internal audit group. Although we have maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to our activities as a blank-check company, we will now have to establish and maintain such disclosure controls and procedures and internal controls over financial reporting over a larger enterprise. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the American Stock Exchange, we are required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations requires significant time and resources from our management and our finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs. As a result of the increased costs associated with being a public company, our operating income as a percentage of revenue is likely to be lower.

Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test Jazz Technologies’and Jazz Semiconductor’s  internal controls over financial reporting beginning with the fiscal year ending December 31, 2008 , and will require an independent registered public accounting firm to report on its assessment as to the effectiveness of these internal controls over financial reporting. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting. We will also be required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for Jazz Technologies and Jazz Semiconductor for the fiscal year ending December 31, 2008 and subsequent years. In addition, an independent registered public accounting firm will be required to test, evaluate and report on the completeness of management’s assessment. We may incur significant costs to comply with these requirements.

We may in the future discover areas of internal controls over financial reporting that need improvement, particularly with respect to any businesses acquired in the future. There can be no assurance that remedial measures will result in adequate internal controls over financial reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our auditors are unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 could potentially subject the company to sanctions or investigation by the SEC or other regulatory authorities.

Significant changes in our stockholder composition will jeopardize our ability to use some or all of our net operating loss carryforwards going forward.

At December 29, 2006, Jazz Semiconductor had federal tax net operating loss, or NOL, carryforwards of approximately $93.5 million and state tax net operating loss carryforwards of approximately $79.4 million. The federal tax loss carryforwards will begin to expire in 2022, unless previously utilized. The significant state tax loss carry forwards will begin to expire in 2008, unless previously utilized. At December 29, 2006, Jazz Semiconductor had combined federal and state alternative minimum tax credits of $0.1 million. The alternative minimum tax credits do not expire. Utilization of net operating losses, credit carryforwards and certain deductions may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards and other deferred tax assets will be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Such a limitation may be imposed as a result of the consummation of the merger. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities.

Risks Related to Our Manufacturing

Our manufacturing processes are highly complex, costly and potentially vulnerable to impurities and other disruptions that can significantly increase our costs and delay product shipments to our customers.

Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified to improve fab and manufacturing yields and product performance. Impurities or other difficulties in the manufacturing process or defects with respect to equipment or supporting facilities can lower manufacturing yields, interrupt production or result in losses of products in process. As system complexity has increased and process technology has become more advanced, manufacturing tolerances have been reduced and requirements for precision have become more demanding. From time to time we have experienced production difficulties that have caused delivery delays and quality control problems. In the past, we have encountered manufacturing and related problems, including:

•      capacity constraints due to changes in product mix;

•      the delayed delivery or qualification of equipment critical to our production, including steppers and chemical stations;

•      delays during expansions and upgrades of our clean rooms and other facilities;

•      difficulties in increasing production at our Newport Beach, California fab and at our manufacturing suppliers;

•      difficulties in changing or upgrading our process technologies at our Newport Beach, California fab and at our manufacturing suppliers;

•      raw materials shortages and impurities;

•      required unscheduled maintenance or repairs;

•      malfunctions of our wafer production equipment or that of our manufacturing suppliers; and

•      other operational and engineering problems resulting in reduced product yields for our customers.

We cannot guarantee you that we will be able to maintain our efficiency or avoid impurities in the manufacturing process or avoid other manufacturing disruptions in the future, to the same extent as in the past. In addition, we cannot guarantee you that our manufacturing suppliers will not experience production difficulties.

If we are unable to obtain raw materials and equipment in a timely manner, our production schedules could be delayed and we may lose customers.

We depend on our suppliers of raw materials. To maintain competitive manufacturing operations, we must obtain from our suppliers, in a timely manner, sufficient quantities of materials at acceptable prices. We attempt to maintain approximately a six week supply of silicon wafer inventory at our fab, but the specific mix of silicon wafers that we maintain in inventory may not be consistent with the mix of silicon wafers that we need to fulfill specific customer orders at any given time. Significant increases in demand for polysilicon from manufacturers of wafers for use in solar energy cells has led to increases in silicon wafer market prices, and we believe upward pricing pressure due to further increases in demand is likely to continue. As a result, we may experience difficulties in sourcing our silicon wafer needs or experience significant increases in silicon wafer costs in the future.

Although we source most of our raw materials from several suppliers, we rely on single-source suppliers for photomasks and certain photoresists used in our processes. For example, Photronics Inc. is the sole-service supplier of our photomasks. We believe it would take between ten and twelve months to qualify a new supplier if Photronics was unable or unwilling to continue as a supplier. We receive EKC 652, a chemical used in the etch process, from E.I. du Pont de Nemours and Company. DuPont is the sole producer of this chemical, and its chemistry is unique. We believe that it would take between five and six months to replace this chemical if DuPont was unable or unwilling to continue as a supplier. We do not have long-term contracts with most of our suppliers. From time to time, vendors have extended lead times or limited the supply of required materials to us because of capacity constraints. Consequently, we have experienced difficulty in obtaining the quantities of raw materials we need on a timely basis.

We rely on ASMC and HHNEC, manufacturing suppliers over whom we have limited control, for a significant portion of our future manufacturing capacity, and these manufacturing suppliers may not deliver sufficient production capacity or quality to allow us  to meet our customers’ needs.

We operate one semiconductor fabrication facility in Newport Beach, California, in which we currently produce the majority of our products. We have entered into manufacturing supply agreements with ASMC and HHNEC that are designed to allow us to utilize production capacity at two additional fabrication facilities in China. We expect to use our Newport Beach, California fab to develop and implement new specialty process technologies required to meet the needs of our customers, and to use the foundry capacity of ASMC and HHNEC to support higher volume production for our customers after process implementation and part qualification are complete. We are dependent on these arrangements to achieve the capacity levels needed for our business to continue to grow. However, we have limited control over ASMC’s and HHNEC’s production and quality control systems, and these companies have limited manufacturing experience using our specialty process technologies. We rely on our third-party manufacturers to implement successfully our specialty process technologies at their facilities. This has in the past, and may in the future, require more time than what we anticipate. Jazz Semiconductor began to utilize volume production capacity at ASMC in the first quarter of 2004 and we have not fully tested our ability to access capacity at acceptable quality levels of ASMC and HHNEC. We are aware of certain instances where the yield of product produced by ASMC and HHNEC has been below that of our Newport Beach fab, although still sufficient to meet customers’ demands. We believe that ASMC and HHNEC have periodically experienced increased demands for their available capacity. While these suppliers have substantially met our requests for wafers to date, if we had a sudden significant increase in demand for their services, it is possible that they would not be able to satisfy our increased demand in the short term and that from time to time may be unable to provide all of the manufacturing capacity we may desire to utilize, including amounts that are within the capacity they have contractually agreed to provide us. Should we fail to maintain and expand our manufacturing supply agreements or fail to implement our specialty processes at a manufacturing supplier’s facility in a timely manner, or if our manufacturing suppliers do not continue to deliver the capacity that we require in a timely manner or do not produce wafers to specifications and at costs acceptable to our customers, our ability to meet our customers’ needs could be seriously harmed and our customers may turn to our competitors to satisfy their requirements, causing us to lose significant sources of revenues.

If the semiconductor wafers we manufacture are used in defective products, we may be subject to product liability or other claims and our reputation could be harmed.

We provide custom manufacturing to our customers who use the semiconductor wafers we manufacture as components in their products sold to end users. If these products are used in defective or malfunctioning products, we could be sued for damages, especially if the defect or malfunction causes physical harm to people. The occurrence of a problem could result in product liability claims as well as a recall of, or safety alert or advisory notice relating to, the product. We cannot assure you that our insurance policies will cover specific product liability issues or that they will be adequate to satisfy claims made against us in the future. Also, we may be unable to obtain insurance in the future at satisfactory rates, in adequate amounts, or at all. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business, financial condition and on our ability to attract and retain customers.

We occasionally manufacture wafers based on forecasted demand, rather than actual orders from customers. If our forecasted demand exceeds actual demand we may have obsolete inventory, which could have a negative impact on our gross margin.

We initiate production of a majority of our wafers once we have received an order from a customer. We generally do not carry a significant inventory of finished goods unless we receive a specific customer request or if we decide to produce wafers in excess of customer orders, because we forecast future excess demand and capacity constraints. If our forecasted demand exceeds actual demand, we may be left with excess inventory that ultimately becomes obsolete and must be scrapped when it cannot be sold. Significant amounts of obsolete inventory could have a negative impact on our gross margin and results of operations.

We may be subject to the risk of loss due to fire because materials we use in our manufacturing processes are highly flammable and our insurance coverage may not be sufficient to cover all of our potential losses.

We use highly flammable materials such as silane and hydrogen in our manufacturing processes and may therefore be subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. We maintain insurance policies to reduce losses caused by fire, including business interruption insurance. Our insurance coverage is subject to deductibles and would not be sufficient to cover all of our potential losses such as the full replacement of our fab. If our fab or our manufacturing suppliers’ fabs were to be damaged or cease operations as a result of a fire, the time to repair or rebuild the fab would be significant and it would reduce our manufacturing capacity, delay the manufacture of our customers’ products, reduce our revenues and profit, cause us to lose important customers and would have a material adverse effect on our results of operations.

Our production yields and business could be significantly harmed by natural disasters, particularly earthquakes.

Our Newport Beach, California fab is located in southern California, a region known for seismic activity. In addition, substantially all of our manufacturing suppliers’ capacity is located in a geographically concentrated area in China, where disruptions from natural disasters may affect the region. Due to the complex and delicate nature of our manufacturing processes, our and our manufacturing suppliers’ facilities are particularly sensitive to the effects of vibrations associated with even minor earthquakes. Our business operations depend on our ability to maintain and protect our facilities, computer systems and personnel. We cannot be certain that precautions we have taken to seismically upgrade our fab will be adequate to protect our facilities in the event of a major earthquake, and any resulting damage could seriously disrupt our production and result in reduced revenues.

Our production may be interrupted if we cannot maintain sufficient sources of fresh water and electricity.

The semiconductor manufacturing process requires extensive amounts of fresh water and a stable source of electricity. Droughts, pipeline interruptions, power interruptions, electricity shortages or government intervention, particularly in the form of rationing, are factors that could restrict our access to these utilities in the areas in which our fabs are located. In particular, our Newport Beach, California fab is located in an area that is susceptible to water and electricity shortages. If there is an insufficient supply of fresh water or electricity to satisfy our requirements, we may need to limit or delay our production, which could adversely affect our business and operating results. Increases in utility costs would also increase our operating expenses. In addition, a power outage, even of very limited duration, could result in a loss of wafers in production and a deterioration in our manufacturing yields, and substantial downtime to reset equipment before resuming production.

Failure to comply with environmental regulations could harm our business.

We use hazardous materials and substances in the manufacturing and testing of products and in the development of our technologies in our research and development laboratories. We are subject to a variety of local, state and federal regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous materials and substances. Failure to comply with environmental regulations could result in revocation of operating permits, the imposition of substantial fines or penalties on us, interruption of production, alteration of our manufacturing processes or cessation of operations. In addition, we must obtain and comply with operating permits in a timely manner to support our product development and product ramp or our production may be delayed or halted. Compliance with environmental regulations could require us to pay increased fees, acquire expensive pollution control equipment or to incur other substantial expenses. We could also be required to incur costs associated with the investigation and remediation of contamination at currently or formerly owned, operated or used sites, or at sites at which our hazardous waste was disposed. Any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous or toxic substances, could subject us to significant liabilities, including joint and several liability under certain statutes. The imposition of these liabilities could significantly harm our business.

Risks Relating to our Securities

The price of our common stock is volatile and could decline substantially.

The price of our common stock is volatile, and may fluctuate due to factors such as:

•              actual or anticipated fluctuations in quarterly and annual results;

•              mergers, consolidations and strategic alliances in the semiconductor industry;

•              market conditions in the semiconductor industry;

•              our earnings estimates and those of our publicly held competitors; and

•              the general state of the stock markets.

In addition, the semiconductor industry has been highly cyclical and volatile. The market for common shares of companies in this industry may be equally volatile.

The market price of our common stock could be adversely impacted by dilution caused by the conversion of our convertible senior notes, the exercise of our outstanding warrants or the unit purchase option granted to the underwriters in the IPO, the sale of common stock by our directors, officers, special advisors and their affiliates or the issuance of equity pursuant to our 2006 Equity Incentive Plan.

 As of October 23, 2007, our common stock is subject to substantial dilution by:

•                  up to 19,945,430 shares of common stock issuable upon the conversion of our convertible senior notes as of such date; and

•                  up to 33,033,013 shares of common stock issuable upon the exercise, at $5.00 per share, of our warrants, including 166,668 shares of common stock issuable upon the exercise, at $5.00 per share, of warrants held by our directors, officers, special advisors and their affiliates.

We have granted to our directors, officers, special advisors and their affiliates registration rights in respect of the securities owned by them. In addition, our common stock may be subject to future dilution by options and other equity grants made under the 2006 Equity Incentive Plan. Pursuant to the 2006 Equity Incentive Plan, 4,700,000 shares of common stock will be available for issuance, subject to annual increases. The conversion of the notes or the exercise of these warrants, the unit purchase option or options or other equity grants under the 2006 Equity Incentive Plan will dilute the ownership interests of existing stockholders and any sales of common stock issued upon such conversion or exercise or the common stock held, or issuable upon the exercise of warrants, by our directors, officers, special advisors and their affiliates could adversely affect prevailing market prices of our common stock and the trading prices of the notes. The existence of the convertible senior notes, the warrants, the unit purchase option or options or other equity grants and the common stock held by our directors, officers, special advisors and their affiliates may encourage short selling by market participants. Moreover, the warrants are subject to redemption if the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period. We expect that any such redemption would force the exercise of these warrants, which could result in significant additional sales of shares. As a result, there may be additional incentive for market participants to short sell our common stock as our stock price nears $8.50 per share.

We do not currently pay dividends on our common stock and we do not intend to do so in the future.

We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

We have implemented or intend to implement some anti-takeover provisions that may prevent or delay an acquisition of us. Those provisions may not be beneficial to our stockholders.

Our amended and restated certificate of incorporation and bylaws, as amended, include provisions that may delay, defer or prevent a change in management or control that our stockholders may not believe is in their best interests. These provisions include:

•      A classified board of directors consisting of three classes;

•      The ability of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as determined by the board of directors;

•      Limited right of stockholders to call special meetings of stockholders;

•      Certain advance notice procedures for nominating candidates for election to the board of directors; and

•      Restrictions on the right to cumulative voting.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

USE OF PROCEEDS

The shares are being sold by the selling securityholders acting as principals for their own respective accounts. We will not be entitled to any of the proceeds from such sales.

SELLING SECURITYHOLDERS

This prospectus is being used in connection with the offering from time to time by the selling securityholders of up to 3,264,952 shares of our common stock, par value $0.0001 per share. 1,249,998 of these shares were purchased by the selling securityholders in private transactions on February 15, 2007. 2,014,954 of the shares were issued to Acquicor Management, LLC on August 26, 2005 (the “Founder Shares”).

The Founder Shares are subject to a lock-up agreement entered into by us, Acquicor Management, LLC and ThinkEquity Partners LLC, the underwriters of our initial public offering. On September 4, 2007, ThinkEquity Partners LLC waived the lock-up restrictions on the Founders Shares provided the proceeds of the sale are used solely to repay loans issued to the selling securityholders on February 14, 2007 by Context Opportunistic Master Fund, LP and Context Advantage Master Fund, LP (the “Context loans”). The selling securityholders used the Context loans in February of 2007 to purchase our common stock shortly before our acquisition of Jazz Semiconductor.

We have filed the registration statement of which this prospectus is a part pursuant to a registration rights agreement between us and the selling securityholders. Under the terms of the registration rights agreement, we have agreed with the selling securityholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the filing of the registration statement of which this prospectus is a part. The selling securityholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

As noted in the footnotes below, all of the selling securityholders have had a material relationship with us or our predecessors or affiliates within the past three years. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling securityholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based on 21,252,017 shares of Common Stock outstanding and is current as of October 23, 2007.

The selling securityholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares being registered.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After Offering” column assumes the sale of all shares offered.

Name of Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After Offering
Acquicor Management LLC (1)	4,150,549	3,139,154	1,041,105	4.8
Harold L. Clark, Ed.D (2)	303,844	51,836	252,008	1.2
John P. Kensey Living Trust (3)	303,844	51,836	252,008	1.2
Moshe I. Meidar (4)	303,844	51,836	252,008	1.2

(1)      Acquicor Management LLC (“Acquicor Management”) is managed by our Chairman and Chief Executive Officer Gilbert F. Amelio, as the sole manager. As the sole manager, Dr. Amelio has sole voting and dispositive power over the shares held by Acquicor Management. The securities held by Acquicor Management have been pledged to secure the Context loans, the proceeds of which were used by Acquicor Management to purchase our securities.

(2)      Ownership includes 83,334 shares of common stock potentially issuable upon the exercise of warrants that are not being offered in this offering. The securities held by Dr. Clark have been pledged to secure the Context loans, the proceeds of which were used by Dr. Clark to purchase our securities. Dr. Clark is a member of our Board of Directors.

(3)      Ownership includes 83,334 shares of common stock potentially issuable upon the exercise of warrants that are not being offered in this offering. The securities held by Mr. Kensey have been pledged to secure the Context loans, the proceeds of which were used by Mr. Kensey to purchase our securities. The shares are held indirectly by Mr. Kensey through a trust. Mr. Kensey is a member of our Board of Directors.

(4)      Ownership includes 83,334 shares of common stock potentially issuable upon the exercise of warrants that are not being offered in this offering. The securities held by Mr. Meidar have been pledged to secure the Context loans, the proceeds of which were used by Mr. Meidar to purchase our securities. Mr. Meidar was a member of our Board of Directors from August 2005 to March 2007. Mr. Meidar’s son, Liad Meidar, currently serves as a member of our Board of Directors.

PLAN OF DISTRIBUTION

We are registering 3,264,952 shares of common stock under this prospectus on behalf of the selling securityholders and their permitted transferees. Except as described below, to our knowledge, the selling securityholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the securities offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the securities.

The selling securityholders may decide not to sell any securities. The selling securityholders may from time to time offer some or all of the securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling securityholders may arrange for other broker- dealers to participate. The selling securityholders and any such broker-dealers or agents who participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act and the Exchange Act.

We expect that the selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the American Stock Exchange, on the over-the-counter market or otherwise, or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The securities may be sold according to one or more of the following methods:

•      a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•      a transaction in the over-the-counter market;

•      ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•      privately negotiated transactions;

•      a combination of such methods of sale; and

•      any other method permitted pursuant to applicable law.

In connection with sales of the securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholder may also sell the securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholder may also loan or pledge the securities to broker-dealers that in turn may sell such securities.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling securityholder may transfer the securities by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling securityholder (and, if they act as agent for the purchaser of such securities, from such purchaser). Broker-dealers may agree with the selling securityholder to sell a specified number of securities at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling securityholder, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling securityholder. Broker-dealers who acquire securities as principal may thereafter resell such securities from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the American Stock Exchange, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such securities commissions computed as described above.

To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•      the name of any such broker-dealers;

•      the number of securities involved;

•      the price at which such securities are to be sold;

•      the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•      that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•      other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling securityholder and any other persons participating in the sale or distribution of the securities will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling securityholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Under the terms of a registration rights agreement entered into by us and the selling securityholders, we have agreed with the selling securityholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the filing of the registration statement of which this prospectus is a part. The selling securityholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities. We have also agreed under the terms of the registration rights agreement to indemnify the selling securityholder against certain liabilities in connection with the offering of the units offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement may be filed with the Securities and Exchange Commission, or SEC, or a report filed pursuant to the Exchange Act and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act), to reflect the disclosure of required additional information with respect to the distribution of the securities. If required, such prospectus supplement or post-effective amendment will be distributed. We may suspend the sale of securities by the selling securityholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

LEGAL MATTERS

Cooley Godward Kronish LLP, San Francisco, California, is giving an opinion as to the validity of the securities offered by this prospectus.

EXPERTS

The consolidated balance sheets of Jazz Semiconductor, Inc. as of December 30, 2005 and December 29, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 29, 2006 appearing in Jazz Technologies, Inc.’s Current Report on Form 8-K dated February 23, 2007 and incorporated by reference herein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Jazz Technologies, Inc. (formerly Acquicor Technology Inc.) as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2006, the period from August 12, 2005 (date of inception) through December 31, 2005 and the period from August 12, 2005 through December 31, 2006 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent registered public accountants, as set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of notes or common stock issuable upon conversion of the notes.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, NE in Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information that is “furnished” and not “filed”):

•      our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•      our Quarterly Reports on Form 10-Q for quarters ended March 31, 2007 and June 29, 2007;

•      our Current Reports on Form 8-K dated January 29, 2007, February 8, 2007, February 14, 2007, February 20, 2007, February 23, 2007, March 6, 2007, March 12, 2007, March 14, 2007, March 26, 2007, April 5, 2007, April 18, 2007, May 14, 2007, June 12, 2007 and August 6, 2007;

•      the description of our common stock, units and warrants contained in our Form 8-A filed March 10, 2006; and

•      all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to Jazz Technologies, Inc., 4321 Jamboree Road, Newport Beach, California 92660, Attention: Chief Legal Officer.

Any statements in this prospectus and any future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.